Exhibit 99.1



AT THE COMPANY:                                 AT THE FINANCIAL RELATIONS BOARD
---------------                                 --------------------------------
Jon Grisham, Investor Relations                 Susan Garland, General Inquiries
516-767-8830                                    212-445-8458


                     ACADIA REALTY TRUST COMMENTS ON EFFECT
                          FROM KMART BANKRUPTCY FILING

NEW YORK,NY (January 23, 2002) - Acadia Realty Trust (NYSE:AKR), a fully integrated shopping center REIT, today commented on the Kmart Corporation filing for Chapter 11 bankruptcy protection as it relates to the Kmart stores in Acadia's portfolio.

The Company currently has nine Kmart stores in its wholly-owned portfolio encompassing 924,000 square feet and representing $3.4 million in base rents, or 6.8% of the Company's annualized base rents as of September 30, 2001. All of the Company's Kmart stores are open and operating and none are sub-leased. In addition to these locations, Acadia has a 49% joint venture interest in a 311,000 square foot shopping center which includes, among its other anchor stores, a 101,000 square foot Kmart store paying $566,000 in base rent. Three of the Company's Kmart locations, comprising 292,000 square feet and representing $718,000 of base rents, are located in shopping centers which are currently under contract for sale as part of a 17 property portfolio subject to a fixed-rate, cross-collateralized and securitized loan. This pending sale was announced by the Company in November 2001.

Commenting on the bankruptcy filing, Acadia's President and CEO, Kenneth F. Bernstein, stated, "Given the information with respect to future store closings in Kmart's press release issued yesterday, we believe that we are well-positioned. We have been and remain focused on this situation and will continue to inform the financial community as we receive additional information."

Additional information related to Acadia's shopping centers, anchors and related rents, including specific information about the Company's Kmart leases, are included in the Company's Quarterly Financial Supplemental for the quarter ended September 30, 2001 as previously filed in an 8-K filing and which is also published on the Company's website at www.acadiarealty.com.

Acadia Realty Trust, headquartered on Long Island, NY, is a self-administered equity real estate investment trust structured as an UPREIT, which specializes in the operation, management, leasing, renovation and acquisition of shopping centers. The Company currently owns and operates 53 properties totaling approximately 10 million square feet, primarily in the eastern half of the United States. Acadia's principal executive offices are located in Port Washington, New York, with a corporate office located in Manhattan.

Certain matters in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

   For more information on Acadia Realty Trust visit Acadia Realty Trust's Web site at www.acadiarealty.com